Exhibit 2.2

Form of ESCROW AGREEMENT

by and among

______________,

______________,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

Dated as of _______________, 2011

ESCROW AGREEMENT

This Escrow Agreement (“Escrow Agreement”), dated as of _______________, 2011, is made by and among:  ______________ (“Purchaser”); ______________ (“Seller”); and Wells Fargo Bank, National Association, a national banking association, as escrow agent (“Escrow Agent”).  Capitalized terms used in this Escrow Agreement but not otherwise defined herein shall have the meanings given them in the Purchase Agreement (as defined below), a copy of which has been furnished to Escrow Agent solely to allow it to reference such meanings.

WHEREAS, the Seller and Purchaser have entered into a Stock Purchase Agreement, dated as of _______________, 2011 (the “Purchase Agreement”), providing for, among other things, the purchase by Purchaser of the shares of capital stock of Destron Fearing Corporation;

WHEREAS, pursuant to Section 2.1(b) of the Purchase Agreement, the Seller has agreed that Purchaser shall deposit an aggregate of three million seven hundred thousand dollars ($3,700,000) of the Purchase Price, one million two hundred thousand ($1,200,000) of which is referred to as the Adjustment Escrow Amount in the Purchase Agreement, and two million five hundred thousand ($2,500,000) of which is referred to as the Escrow Amount in the Purchase Agreement, into escrow to be held and released pursuant to this Escrow Agreement; and

WHEREAS, Purchaser and Seller hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Purchase Agreement, that all references in this Escrow Agreement to the Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Establishment of Escrow; Investment of Escrow Fund.

(a)  Purchaser shall deposit with Escrow Agent on the date hereof via wire transfer of immediately available funds an aggregate of three million seven hundred thousand dollars ($3,700,000) (the “Escrow Amount”), which amount, as reduced by any disbursements or investment losses and as increased by investment gains, interest, dividends and other distributions thereon, shall be hereinafter referred to as the “Escrow Fund”.  Escrow Agent shall acknowledge receipt of the Escrow Amount.

(b)  Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard, invest and disburse the Escrow Fund pursuant to the terms and conditions hereof.

(c)  Except as Purchaser and Seller may from time to time jointly instruct Escrow Agent in writing, the Escrow Fund shall initially be invested in the Wells Fargo Money Market Deposit Account (MMDA) as directed in Exhibit A, during the period of this escrow.  Purchaser and Seller acknowledge that they have read and understand Exhibit A. Escrow Agent may invest the Escrow Fund in alternative investments in accordance with written instructions in the form of Exhibit A to this Escrow Agreement as may from time to time be provided to Escrow Agent and jointly signed by Purchaser and Seller.  Any interest received by Escrow Agent with respect to the Escrow Fund, including reinvested interest, shall become part of the Escrow Fund. If such investment can be registered, it shall be registered in the name of the Escrow Agent for the benefit of Seller and held by the Escrow Agent.  The Escrow Agent may act as purchaser or agent in the making or disposing of any investments.  The Escrow Agent shall have no responsibility or liability for any diminution of the funds held in the Escrow Account which may result from any investment made pursuant to this Escrow Agreement, including any losses on any investment required to be liquidated prior to maturity in order to make a payment or distribution required hereunder.  Such investments will be made as soon as possible following the availability of such funds to the Escrow Agent for investment, taking into consideration the regulations and requirements (including cut-off times) of the Federal Reserve wire system, the investment provider and the Escrow Agent, and compliance with standard operating procedures of such parties.  Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Escrow Agreement.  Purchaser and Seller acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

2.	Claims.

(a)  At any time and from time to time prior to 5:00 P.M., Dallas time, on or before _______________, 2012 (the “General Release Date”), Purchaser may in good faith give a written notice (a “Notice”) to Seller (with a copy to Escrow Agent) setting forth a reasonably detailed explanation of an alleged claim, and the dollar amount of any such claim, it may have by or against Seller under or relating to the Purchase Agreement (a “Claim”).  If Seller gives notice to Purchaser (with a copy to Escrow Agent) disputing all or a portion of such Claim (a “Counter Notice”) within thirty (30) calendar days following receipt by Seller of the Notice regarding such Claim, then such Claim shall be resolved as provided in Section 2(b) of this Escrow Agreement.  If no Counter Notice is received by Escrow Agent within such thirty (30) calendar day period, then the amount claimed by Purchaser in the Notice shall be deemed established for purposes of this Escrow Agreement and, after the end of such thirty (30) calendar day period, Escrow Agent shall pay to Purchaser as soon as reasonably practicable from the Escrow Fund the amount claimed in the Notice.

(b)  If a Counter Notice is given to Purchaser with respect to a Claim, Escrow Agent shall make payment to Purchaser as soon as reasonably practicable from the Escrow Fund with respect to any dollar amount not disputed in the Counter Notice.  With respect to the amount disputed under such Counter Notice (the “Disputed Amount”), Escrow Agent shall disburse funds only in accordance with (i) joint written instructions of Purchaser and Seller, or (ii) a certified copy of a final order or judgment of a court of competent jurisdiction which judgment either has been affirmed through all permitted appeals or as to which the time to make any such appeal has expired without an appeal being made (a “Judgment”).  The Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel for the presenting side to the effect that the Judgment has been affirmed through all permitted appeals or as to which the time to make any such appeal has expired without an appeal being made.  The Escrow Agent shall be entitled to rely on such written instructions or Judgment without further duty of inquiry.

(c)  In the event that Seller and Purchaser reach a settlement with respect to any Disputed Amount pursuant to this Section 2, Seller and Purchaser shall jointly deliver written notice of such settlement to Escrow Agent, including (if applicable) instructions to Escrow Agent to disburse funds and to pay within five (5) business days from the Escrow Fund the amounts specified in such joint written notice, and Escrow Agent shall act in accordance with such instructions.

3.	Termination of Escrow.

(a)  On the General Release Date, Escrow Agent shall, within five (5) business days, disburse the Escrow Fund to Seller, by wire transfer of immediately available funds to such account(s) as may be specified in writing by Seller; provided, however, that if, as of the General Release Date, Disputed Amount or Claims continue to be pending (each, a “Pending Claim”), Escrow Agent shall exclude from such disbursement to the Seller, and shall continue to hold in escrow, a portion of the Escrow Fund equal to the amount of all such Pending Claims.

(b)  From and after the General Release Date, upon the resolution of any Pending Claim in accordance with Section 2 hereof, Escrow Agent shall pay the amounts (if any) resolved in favor of Purchaser to Purchaser, with all remaining amounts related to such Claim distributed to Seller.

4.	Duties of Escrow Agent and Other Terms and Conditions of the Escrow Agency.

(a)  Duties and Responsibilities.

The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied.  Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any other party to perform in accordance with this Escrow Agreement. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among Purchaser and Seller or to which either Purchaser or Seller is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from Purchaser or Seller or any entity acting on their respective behalf.  Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b)  Exclusive Benefit of the Parties.

This Escrow Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

(c)  Judicial Orders, Judgments, Decrees, Writs or other Process.

If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Fund (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Fund), Escrow Agent is authorized to comply therewith in any reasonable manner as it or its legal counsel of its own choosing reasonably and in good faith deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(d)  Limitations on Liability of Escrow Agent.

(i) Escrow Agent shall not be liable for any action taken or omitted or for any loss resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part.  In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any joint written instruction from Purchaser and the Seller given pursuant to Section 2(b)(i), Section 2(c), Section 3(a) or Section 3(d), (ii) DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Amount, valued as of the date of deposit.

(ii) Upon prior written notice to Purchaser and Seller, Escrow Agent may consult with legal counsel at the joint expense of Seller and Purchaser as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.  Any such expense of Escrow Agent’s legal counsel shall be paid one-half by Seller and one-half by Purchaser.

(iii) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(e)  Monthly Statements.

Escrow Agent shall provide to Purchaser and Seller monthly statements identifying transactions, transfers or holdings of the Escrow Fund and each such statement shall be deemed to be correct and final upon receipt thereof by Purchaser and Seller unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

(f)  Genuineness of Documents.

Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document.

(g)  Effectiveness of Notices.

Notices, instructions or other communications shall be in writing and shall be given to the addresses set forth in Section 7 hereof (or to such other address as may be substituted therefor by written notification to Escrow Agent and the other parties hereto).  Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent’s Corporate Trust and Escrow Services Division.  Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by either Purchaser or Seller or by a person or persons authorized by either such party.  Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

(h)  Indemnification of Escrow Agent.

Purchaser and Seller, jointly and severally, shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses finally determined to have been primarily caused by its gross negligence or willful misconduct. The provisions of this Section 4(h) shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

(i)  Removal of Escrow Agent; Resignation of Escrow Agent.

(i) By joint written instruction, Purchaser and the Seller may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by Purchaser and Seller.  Escrow Agent may resign at any time by giving to Purchaser and Seller fifteen (15) calendar days’ prior written notice thereof.

(ii) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, Purchaser, and Seller shall jointly agree on and appoint a successor escrow agent.  If a successor escrow agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent.  The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be paid one-half by Seller and one-half by Purchaser.

(iii) Upon receipt of the identity of the successor escrow agent, Escrow Agent shall either deliver the Escrow Fund then held hereunder to the successor escrow agent, and Purchaser and Seller shall each remain obligated for fifty percent (50%) of any remaining fees, costs and expenses or other obligations owed to Escrow Agent.

(iv) Upon delivery of the Escrow Fund to successor escrow agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

(j)  Ambiguities; Conflicting Instructions.

(i) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Fund, unless Escrow Agent receives written instructions, signed by Purchaser and Seller, which eliminates such ambiguity or uncertainty.

(ii) In the event of any dispute between or conflicting claims by or among Purchaser and Seller, and/or any other person or entity with respect to the Escrow Fund, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to the Escrow Fund so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to either Purchaser or Seller for failure or refusal to comply with such conflicting claims, demands or instructions. To the extent reasonably practicable, the parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.  Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting.  Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary.  The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by one-half by Purchaser and one-half by Seller.

(k)  Governing Law.

This Escrow Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of Delaware.

(l)  Amendments and Modifications.

Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

(m)    Cumulative Rights and Remedies.

The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies.  The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(n)  Representations.

Purchaser and Seller each, as to itself only and not as to the others party hereto, represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its or his behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by such Person do not and will not violate any applicable law or regulation.

(o)  Invalidity, Illegality; Unenforceability.

The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

(p)  Termination.

This Escrow Agreement shall terminate upon the distribution of the entire Escrow Fund.  The provisions of this Section 4 shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

(q)  Reliance.

The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the written direction or consent of both Purchaser and Seller or their respective agents, representatives, successors, or assigns, given in accordance with the provisions hereof.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Escrow Agreement, the parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

5.	Compensation.

The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be borne equally by Purchaser, and Seller. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by the Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under the Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in the Escrow Agreement, or there is any assignment of interest in the subject matter of the Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to the Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from Purchaser and Seller.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.   The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Fund with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Fund.

6.	Ownership for Tax Purposes.

Seller agrees that, for purposes of federal and other taxes based on income, Seller will be treated as the owner of the Escrow Fund, and Seller will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.  Prior to closing, Seller shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate form W-9 or W-8 and other forms and documents that the Escrow Agent may reasonably request.  Seller and Purchaser understand that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement.  To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of funds held or payments made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Fund.  Purchaser and Seller agree to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to any payment or other activities under this Escrow Agreement unless any such tax, addition for late payment, interest, penalties and other expenses was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 6 is in addition to the indemnification provided in Section 4(h) and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement..  Seller and Purchaser agree to treat the payment of any of the amounts held in the Escrow Fund to Purchaser as adjustments to the deemed purchase price treated as exchanged for the assets of the company for all United States federal, state, local and foreign income tax purposes unless otherwise required by applicable law.

7.	Notices.

All notices, consents, waivers and other communications under this Escrow Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand , (b) sent by telecopier or electronic mail (email) (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

(a)           If to Seller:

______________
______________
______________
______________
______________

with a copy to (which shall not constitute notice):

Winthrop & Weinstine, P.A.
Capella Tower, Suite 3500
225 South Sixth Street
Minneapolis, MN  55402
Attention:  Philip T. Colton, Esq.
Facsimile No.:  (612) 604-6929

(b)           If to Purchaser:

______________
______________

with a copy to (which shall not constitute notice):

Hunton & Williams LLP
1445 Ross Avenue
Suite 3700
Dallas, TX 75202
Attention:  T. Allen McConnell, Esq.
Fax no.: (214) 880-0011
E-mail address: amcconnell@hunton.com

(c)           If to Escrow Agent:

Wells Fargo Bank, National Association
625 Marquette Avenue, 11th Floor
Minneapolis, MN 55479
Attention: Lynn Lean, N9311-115
Fax no.:  (612) 667-2160
E-mail address: lynn.lean@welllsfargo.com

8.	Counterparts.

This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

9.	Section Headings.

The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first written above.

PURCHASER:
______________

By: _______________________________
Name:_____________________________
Its: _______________________________

ESCROW AGENT:

Wells Fargo Bank, National Association,
as Escrow Agent

By: _______________________________
Name:_____________________________
Its: _______________________________

SELLER: ______________ By: _________________________________ Name: _______________________________ Its: _________________________________

[Signature Page to Escrow Agreement]

EXHIBIT A

Agency and Custody Account Direction
For Cash Balances
Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

______________________________________	[___________________________________]
Authorized Representative	[Authorized Representative]

______________________________________	[___________________________________]
Date	[Date]

____________________________________
[Authorized Representative]

____________________________________
______________________________________

______________________________________	[___________________________________]
[Date]

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EXHIBIT B-1
CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of [________]. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of [_____________].

Name / Title	Specimen Signature
________________________________ Name ________________________________ Title	________________________________ Signature

________________________________ Name ________________________________ Title	________________________________ Signature

________________________________ Name ________________________________ Title	________________________________ Signature

________________________________ Name ________________________________ Title	________________________________ Signature

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EXHIBIT B-2
CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of [__________] and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of [_________________]

Name / Title	Specimen Signature
_______________________________ Name _______________________________ Title	________________________________ Signature

________________________________ Name ________________________________ Title	________________________________ Signature

________________________________ Name ________________________________ Title	________________________________ Signature

________________________________ Name ________________________________ Title	________________________________ Signature

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EXHIBIT C
Fee Schedule

Acceptance Fee:	Waived

Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s).

Acceptance Fee payable at time of Escrow Agreement execution.

Escrow Agent Annual Administration Fee:	$[____].00
For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties. Additionally, a sweep fee of 20 basis points will be assessed by the Escrow Agent on the average monthly balance for Money Market (sweep) Investments.  Float credit received by the bank for receiving funds that remain uninvested are deemed part of the Paying Agent/Escrow Agent’s compensation.

Tax reporting is included for up to Two (2) entities.  Should additional reporting be necessary, a $25 per reporting charge will be assessed.

This fee is payable in advance, with the first year fee due upon opening of the account. The Annual Fee covers a full year or any part thereof, and therefore will not be prorated or refunded in the year of early termination.

Wells Fargo’s bid is based on the following assumptions:
•	Number of Escrow Accounts to be established: One (1)
•	Number of Deposits to Escrow Account: One (1)
•	Number of Withdrawals from Escrow Fund: various
•	Term of Escrow: approximately 2 years
•	APPOINTMENT SUBJECT TO RECEIPT OF REQUESTED DUE DILIGENCE INFORMATION AS PER THE USA PATRIOT ACT
•	THIS PROPOSAL ASSUMES THAT BALANCES IN THE ACCOUNT WILL BE INVESTED IN MONEY MARKET FUNDS
•	ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC OR AN APPROVED FOREIGN ENTITY
•	IF THE ACCOUNT(S) DOES NOT OPEN WITHIN THREE (3) MONTHS OF THE DATE SHOWN BELOW, THIS PROPOSAL WILL BE DEEMED TO BE NULL AND VOID

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Out-of Pocket Expenses:	At Cost

We will charge for out-of-pocket expenses in response to specific tasks assigned by the client or provided for in the escrow agreement.  Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings.   There are no charges for indirect out-of- pocket expenses.

This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Wells Fargo undertaking the role of Escrow Agent.  These assumptions are based on information provided to us as of the date of this fee schedule.  Our fee schedule is subject to review and acceptance of the final documents.  Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule. Extraordinary services (services other than the ordinary administration services of Escrow Agent described above) are not included in the annual administration fee and will be billed as incurred at the rates in effect from time to time

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